UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DARDEN RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN ISSUES OPEN LETTER TO SHAREHOLDERS

Highlights Starboard’s Troubling, Inconsistent, Contradictory and Misleading Statements

Recommends Darden Shareholders Vote “FOR ALL” on the BLUE Proxy Card Today

ORLANDO, Fla., – September 23, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today issued an open letter to shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders.  This and other materials regarding the Board’s recommendation for the 2014 Annual Meeting can be found on the Company’s website and at www.DardenAnnualMeeting.com.

Dear Darden Shareholder:

As demonstrated by our recent results, the passionate support we have received from tens of thousands of guests, and the continued dedication of our 150,000 employees, we are making significant progress on Darden’s operating priorities, including the Olive Garden® Brand Renaissance, for the benefit of our shareholders, employees and guests.  We strongly believe that we are on the right track to achieve the superior levels of growth and value creation for which Darden has been known.

As we work to build on this momentum, there are critical and value-impacting decisions facing the Company – including the selection of Darden’s next Chief Executive Officer and strategic decisions regarding our brands, cost structure and operating initiatives.  We believe these decisions are best made by a truly independent Board that is comprised of directors who represent and are committed to serving the interests of ALL Darden shareholders.

All eight of Darden’s independent director nominees, including our four new independent nominees and our four continuing independent directors, are indeed committed to serving the best interests of all Darden shareholders.  We share the common goal of enhancing shareholder value, and we are prepared to work collaboratively with the four Starboard nominees that our slate contemplates to achieve this objective.

We are deeply concerned, however, about the future of Darden if Starboard’s slate is elected and believe it is important to correct the record with regard to a number of inconsistent, contradictory and misleading statements made by Starboard as part of its efforts to take control of your company.

The Loyalty Oath of Starboard’s Director Nominees – Our View

According to Starboard’s proxy statement, which was filed with the Securities and Exchange Commission:

Each of Starboard’s director nominees “is committed to the implementation of [Starboard’s] comprehensive turnaround plan for Darden. Therefore, in the event that [Starboard’s] director nominees comprise a majority of the Board following the Annual Meeting, we[, Starboard,] expect that the Board will implement [Starboard’s] comprehensive turnaround plan for Darden.”

This statement was followed by a 294-page slide presentation on Starboard’s plan as well as a press release re-affirming that the “only way to ensure” that the plan is enacted is to elect Starboard’s slate of director nominees.  These statements make clear to us that Starboard’s nominees have already reached a conclusion on Starboard’s plan – and devoted themselves to following it, even though it was formulated without access to non-public details on the Company’s business, finances and operating initiatives.

We find it incredulous that Starboard’s nominees have now recently tried to assert that they are not in fact committed to Starboard’s plan, stating, “We certainly have not pledged to implement a pre-set agenda as board members, nor has Starboard ever asked us to do so,” even though their proxy and other public statements say otherwise.  We believe that the nominees’ waffling over their commitment to Starboard’s plan underscores the danger of giving control to Starboard and its handpicked nominees.

Starboard’s Hollow “Plan” to “Add Back Up to Two” Current Directors if Shareholders Elect All 12 Starboard Nominees – Our View

Starboard attempts to reassure shareholders who are concerned about Starboard taking control of Darden by now indicating that it has a “plan,” if all 12 of its nominees are elected, to consider adding back “up to two” of the Board’s incumbent directors to join Starboard’s Board and, after the Annual Meeting, “would endeavour to meet with certain of the incumbent directors” as part of this plan.1  Of course, Starboard has not disclosed whether, in seeking only the “right kind of continuity” for your Board, it would require the “up to” two unnamed Darden directors to commit to the same loyalty oath to the Starboard agenda that was elicited from all 12 of Starboard’s director nominees.  Nor is it clear whether this Starboard “plan” would result in any offers being made or the best directors being willing to serve in this context.  In any event, we do not believe that it is in the interests of all shareholders for a single minority shareholder to control 86% of the Board’s representation when it holds 8.8% of the shares.

Further, we do not believe that “up to two” isolated voices – against twelve already predisposed nominees who have pre-committed to one shareholder’s point of view – will provide for the meaningful, independent and robust Board-room debate and direction that is required to drive sustainable value creation, particularly given the strategic decisions that Darden faces.

We also question Starboard’s sincerity in making this claim since it has failed to (1) specify which Darden directors it would appoint or (2) amend its slate to allow for two of Darden’s nominees to be added to the Board as Darden has done for four of Starboard’s nominees.  By failing to do so, it appears that Starboard intends to control for itself and its nominees which Darden directors are appointed rather than allow shareholders to decide for themselves – once again, putting Starboard’s goal of control in the forefront.

1 Source: Starboard press release ‘Starboard's Director Nominees Issue Letter to Darden Shareholders’ dated 19-September-2014 and Starboard Definitive Proxy Statement filing dated 28-August-2014.

Starboard Is Misleading You By Portraying Many of Darden’s Operating Initiatives as Its Own – Our View

Over the past months, members of Darden’s Board and leadership team have been in regular dialogue with Starboard regarding our operating plan.  We have had eight meetings and conversations since January.

In reviewing Starboard’s operating plan, many of the concepts which Starboard touts and seeks to present as new are in fact already being executed, and Starboard was informed that these were being executed during our earlier discussions with them.  We are pleased that Starboard appears to agree with much of Darden’s plan.

We do not believe it is in shareholders’ interests to elect an entirely new Board, which could impede operating initiatives that are largely already underway and delivering results.

We Believe Starboard’s Criticisms of Olive Garden’s Management Are Inconsistent with the Real and Measurable Progress Being Made at Olive Garden

Darden’s Board – and four continuing director nominees – have made important changes to the Company’s leadership and strategy to better address industry challenges and position Darden for success.  We believe these changes were well-considered and timely planned; they are delivering positive results across the Company, including at Olive Garden.

●
Gene Lee was named President and Chief Operating Officer of Darden Restaurants in September 2013.  Previously, he served as President of Darden’s Specialty Restaurants for six years.  Under Mr. Lee’s leadership, Specialty Restaurants grew from 60 to 175 restaurants, including the acquisition of two brands – Eddie V’s® and Yard House® – while delivering annualized sales growth of 17 percent and annual restaurant earnings growth of 26 percent.

●
Dave George was named President of Olive Garden in January 2013.  Previously, he served as president of LongHorn Steakhouse® for nine years.  Since acquiring the brand in fiscal 2008, Mr. George has successfully grown LongHorn from 290 restaurants to a leading national brand with more than 400 restaurants today.

As discussed in the Company’s recent conference call for its fiscal 2015 first quarter results, Olive Garden is improving under the direction of Messrs. Lee and George.  For example:
●	Menu changes are reinforcing value and relevance, improving quality and simplifying processes.
●	Guest experience and satisfaction scores are improving.
●	The take-out business is strengthening, leading to higher To-Go sales.
●	Increased use of tablet technology in restaurants is supporting increased add-on sales, table turns, and tip percentage for servers.
●	Our successful reimaging program is increasing traffic and alcohol and beverage sales.
●	A broader media reach is being implemented with a variety of messages and mediums.

This progress, the strength of our management team as well as their proven records with Darden’s other brands give us confidence in the actions we are taking and in Olive Garden’s continued success.

We have announced a search for a new Chief Executive Officer.  However, we believe that further changes to the management team or structure, particularly at the brand level, would undermine the progress being made.

We are also perplexed by Starboard’s attack on the Olive Garden management.  Gene Lee and Dave George led the very team that delivered the outstanding results at our Specialty Restaurants and LongHorn Steakhouse – brands that Starboard and its nominees tout as “fantastic,” and we are working hard to deliver these same fantastic results at Olive Garden.

Starboard Has Cherry Picked Dates and Misrepresents Darden’s Actual Stock Performance – Darden Stock Has Increased and Actually Outperformed Peers Since the Red Lobster Sale Was Announced

Starboard’s September 11, 2014 presentation materials show misleading stock performance charts.  Buried in the footnotes are details showing that Starboard has cherry picked an end date of March 14, 2014 – over six months ago – which we believe results in a grossly inaccurate and misleading portrayal of Darden’s actual comparable stock performance to date.

Similarly, Starboard has selectively picked dates to inaccurately portray Darden’s stock performance following the sale of Red Lobster, here choosing an end date of July 25, 2014 – almost two months ago.

Contrary to Starboard’s claims, Darden’s stock price has increased and has outperformed its peers since the announcement.

# Starboard Claims that the Red Lobster Sale "Destroyed Value" Based on the Stock Price Reaction, but Darden Stock Has Increased Since the Sale Was Announced

$56
$54
$52
$50
$49.11
$48
$46
$44
$42
$40
Closing Price (USD)
15-May-2014 | $50.69
Day prior to announcement of sale of red Lobster to Golden gate for $2.1 bn
03-Jun-2014| $50.24
Darden Releases Red Lobster Fact Sheet
09-Sep-2014| $47.78
Filed definitive proxy and investor presentations
15-Sep-2014| $49.94
Filed investor presentation regarding operating initiatives
$51.19
02-Sep-2014| $47.75
Pre-earnings announcement
$49.92
Average share price 10-days prior to announcement
12-Sep-2014| $47.58
Darden reported Q1FY15 Earnings
25-Jul-2014 | $44.66
Arbitrary date (1 month and 10 days post announcement) chosen by Starboard to create misleading impression about the share price impact from the Red Lobster announcement
5-May-2014
26-May-2014
16-Jun-2014
7-Jul-2014
28-Jul-2014
18-Aug-2014
8-Sep-2014
Daily from 05-May-2014 to 19-Sep-2014
Darden Restaurants

- *Darden stock is up 1.7% from May 5 to present despite Starboard's claim the Red Lobster sale destroyed $1 billion of value*
- *Starboard claims that Darden underperformed its closest direct peers[1] by (10.7)% based on an arbitrary date of July 26th, however, since the sale announcement, Darden has outperformed its peers[2] by 6.4% and Starboard's closest direct peers[1] by 3.5% on a total shareholder return basis*

Source: Bloomberg, CapitalIQ as of 19-September-2014

Note: Peer set shown based on Starboard peer set in their Darden proxy filing. Returns adjusted for dividends.

[1] Starboard Peers includes Brinker, Bloomin', DineEquity, Buffalo Wild Wings, Texas Roadhouse, Ruby Tuesday, Red Robin Gourmet Burgers, Bravo Brio, Cheesecake, and Del Frisco's.

[2] Darden Peers include Bloomin', Cheesecake, Brinker and Ruby Tuesday.

DARDEN

# Furthermore, Darden's Stock Has Meaningfully Outperformed Its Peers Since the Red Lobster Announcement

Starboard: 15-May-2014 to 25-July-2014
10%
0%
(10)%
(20)%
Indexed Total Return
6.1%
(0.1)%
(3.7)%
(10.8)%
May-2014
Jun-2014
Jun-2014
Jul-2014
Daily from 15-May-2014 to 25-Jul-2014
Darden: 15-May-2014 to 19-Sept-2014
15%
10%
5%
0%
(5)%
(10)%
(15)%
(20)%
(25)%
Indexed Total Return
8.2%
2.2%
(2.6)%
(4.6)%
May-2014
Jun-2014
Aug-2014
Sep-2014
Daily from 15-May-2014 to 19-Sep-2014
Darden Restaurants
Darden Peers[1]
Starboard Peers[2]
S&P 500

***Starboard's Cherry Picked End Date Results in Grossly Inaccurate and Misleading Portrayal of Darden's Actual Stock Performance to Date***

Source: Bloomberg, CapitalIQ as on 19-September-2014

Note: Peer set shown based on Starboard peer set in their Darden proxy filing. Returns adjusted for dividends.

[1] Darden Peers include Bloomin', Cheesecake, Brinker and Ruby Tuesday.

[2] Starboard Peers includes Brinker, Bloomin', DineEquity, Buffalo Wild Wings, Texas Roadhouse, Ruby Tuesday, Red Robin Gourmet Burgers, Bravo Brio, Cheesecake, and Del Frisco's.

DARDEN

We Believe that the Starboard Nominees’ Experience Gaps and Numerous Connections to Starboard, Jeff Smith and Each Other Undermine Starboard’s Claim that Its Slate Is the “Best Board” to Control Darden – Our View

●	Five of Starboard’s nominees have NO experience as senior executives of large public companies (Betsy Atkins, Peter Feld, James Fogarty, William Lenehan, and Jeff Smith);

●	Four of Starboard’s nominees have NO restaurant, retail, or real estate executive experience whatsoever (Betsy Atkins, Peter Feld, Jeff Smith, and Lionel Nowell);

●
Only five of Starboard’s nominees have any restaurant operating experience, and some of it appears to us to be unsuccessful or so dated as to make it stale and arguably not relevant in today’s operating environment.  For example, Brad Blum worked at Darden a decade ago – when consumer dynamics and the economic and industry environment were very different.  Since then, we believe he has failed to replicate Olive Garden’s success at any other Italian casual dining concept.  In fact, sales at Romano’s Macaroni Grill fell 3.2% during the time that Mr. Blum served as Chief Executive Officer from 2008 to 2010.  Further, Mr. Blum has worked at or for at least four different restaurant companies since leaving Darden, yet he has not held any of these positions for more than two years.  For example, Starboard touts his two years of experience at Burger King, “which resulted in a successful IPO in 2006,” but fails to disclose that Mr. Blum was not actually employed by Burger King at the time of its initial public offering.  While it is not public why Mr. Blum failed to stay in all of these positions, this pattern of short-term tenures is not consistent with the long-term vision and focus needed at Darden;

●
Of the 70 public company board experiences Starboard’s nominees claim, it appears to us that a significant portion is represented by a single serial director nominee and many were of short-term tenure.  Betsy Atkins, for example, has served on more than 30 boards; of the 23 that we can verify through public records, she has served for only an average of 3.7 years (in one case serving only 16 days).  Jeff Smith’s average tenure on a public company Board is 15 months.  We believe such records of short tenure are inconsistent with long-term value creation and do not justify the unqualified embrace that Starboard asks you to give all 12 of its nominees; and

●
Four of Starboard’s nominees have been nominated and added to at least one other Board through Starboard (Peter Feld, James Fogarty, Cynthia Jamison and Jeff Smith), and several nominees have previously led their own activism campaigns or served as dissident director candidates (Betsy Atkins, Brad Blum, Peter Feld, William Lenehan and Jeff Smith).  In addition, as previously detailed in a prior press release, a review of the public record shows a web of numerous other connections that Starboard’s director nominees have to Starboard, to Jeff Smith and to each other.  These connections, combined with their public commitment to implement Starboard’s agenda, raise concerns in our view about allowing a single minority shareholder – Starboard – to take control of Darden.

Starboard’s Control Slate of Preferred Nominees with Experience Gaps and Questionable Independence v. Darden’s Balanced Slate of Highly Qualified Independent Nominees Who Offer New Perspectives and Continuity of Expertise – Our View

The Darden slate provides a balance of new perspectives and continuity of expertise, while also being designed to avoid the risks and destabilization that could result from putting total control of the Board in the hands of a single minority shareholder’s nominees through the full Board turnover that Starboard is seeking.

Darden’s slate is committed to looking at the Company with a fresh perspective, to fully optimizing the Company’s brands and assets, and to taking all appropriate steps to drive value creation.

We urge shareholders to vote ONLY on Darden’s BLUE proxy card “FOR ALL” of Darden’s nominees.

On behalf of Darden’s Board of Directors, thank you for your continued support.

Sincerely,

/s/ Charles A. Ledsinger Jr.

Charles A. Ledsinger Jr.
Independent Non-Executive Chairman of the Board

CAUTION: Any vote on the white card is a vote for Starboard’s control slate as it could revoke any previous proxy you submitted using the BLUE proxy card. Only your latest‐dated proxy counts. We urge shareholders – DO NOT SIGN OR RETURN ANY WHITE CARD. SIMPLY DISCARD IT.

Innisfree M&A Incorporated is serving as the Company’s proxy solicitor and can be contacted toll-free at (877) 825-8631.

About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.